     For Immediate Release
     May 4, 2017

Aleris Reports First Quarter 2017 Results
CLEVELAND, Ohio – May 4, 2017 – Aleris Corporation today reported results for the three months ended March 31, 2017.

First Quarter Summary

▪	Net loss of $35 million compared to $6 million in the first quarter of 2016

▪	Adjusted EBITDA of $52 million; up 16 percent from $45 million in the first quarter of 2016

▪	Improved operating performance and productivity drove Adjusted EBITDA increase despite weaker mix and lower volumes

▪	North America favorably impacted by higher building and construction volumes and favorable scrap spreads

▪	Europe coil and sheet mix improvement partially offset aerospace and automotive headwinds

▪	Liquidity of $394 million; completed issuance of an additional $250 million of 9½% Senior Secured Notes due 2021

Second Quarter Outlook

▪	Segment income and Adjusted EBITDA expected to be in line with the second quarter of 2016

▪	Continued demand growth for North America building and construction

▪	Improved operating performance and an inventory build in advance of an extended Lewisport outage are expected to drive productivity and cost absorption benefits offsetting the outage impact

▪	Favorable scrap spreads resulting from higher aluminum prices

▪	Europe to be unfavorably impacted by continued aerospace destocking

“Improving operational performance globally and healthy demand in the North American building and construction industry led to solid year-over-year performance improvement in the first quarter, despite some demand softness in aerospace and weaker than normal first quarter automotive volumes,” Sean Stack, chairman and CEO said. “Our continued focus on operational excellence is delivering results, allowing us to better serve customers and strengthening our position as we head into the final stages of ramping up our new automotive capabilities in Lewisport, Kentucky.”
“As we look to the second quarter, we expect to benefit from the continued strength in building and construction in the U.S. as well as favorable aluminum prices,” Stack said. “Aerospace inventory destocking will continue to impact demand in the short term, but we remain confident we are positioned to meet the long-term trends for aluminum in the industry.”

	For the three months ended
	March 31, 2017	March 31, 2016
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	199	205
Revenue	$674	$662
Commercial margin (1)	$294	$293
Segment income	$64	$58
Net loss	$(35)	$(6)
Adjusted EBITDA (1)	$52	$45
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
First Quarter 2017 Results
Net loss was $35 million in the first quarter of 2017 compared to $6 million in the first quarter of 2016. Adjusted EBITDA increased to $52 million for the first quarter of 2017 from $45 million for the first quarter of 2016. First quarter net loss and Adjusted EBITDA were impacted by the following:

▪	improved operating performance more than offset a decrease in volumes and an unfavorable mix of products sold, increasing Adjusted EBITDA approximately $2 million;

▪	favorable metal spreads resulting from increased aluminum prices and improved scrap availability increased Adjusted EBITDA approximately $3 million; and

▪	currency movements increased Adjusted EBITDA approximately $2 million.
In addition to the factors that impacted Adjusted EBITDA, net loss was also affected by the following:

▪
a $17 million unfavorable change in unrealized derivative gains and losses ($8 million of unrealized losses in the first quarter of 2017 compared to $9 million of unrealized gains in the first quarter of 2016);

▪	a $9 million increase in interest expense resulting primarily from the 9½% Senior Secured Notes due 2021 issued in 2016 and 2017;

▪	an $8 million increase in start-up costs resulting primarily from our North America autobody sheet (“ABS”) project;

▪
a $2 million unfavorable variation in metal price lag ($2 million favorable in the first quarter of 2017 compared to $4 million favorable in the first quarter of 2016). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses; and

▪	a $2 million unfavorable change in the provision for income taxes.
In the first quarter of 2017, capital expenditures were $63 million, as compared to $122 million in the first quarter of 2016. The majority of the capital expenditures were for the North America ABS project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with ABS shipments anticipated to commence in 2017.
As of March 31, 2017, Aleris had liquidity of $394 million, which consisted of approximately $315 million of availability under our 2015 ABL Facility, $75 million of cash on hand and $3 million of cash restricted for the payment of the China loan facility. In February 2017, Aleris issued an additional $250 million of 9 ½% Senior Secured Notes due 2021, which generated net cash proceeds of approximately $264 million.
Capital expenditures during the second quarter of 2017 are expected to be lower than the second quarter of 2016. We expect capital spending of approximately $240 million to $250 million in 2017, including amounts spent through the first quarter of the year.
North America
North America segment income was $24 million in both the first quarters of 2017 and 2016. Segment Adjusted EBITDA increased to $23 million in the first quarter of 2017 from $21 million in the first quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
lower volumes, partially offset by favorable cost absorption, decreased segment Adjusted EBITDA approximately $2 million. Distribution volumes decreased 18 percent as Lewisport hot mill capacity was allocated to a strategic build of inventory ahead of an extended outage to occur during the second and third quarters. This resulted in lower revenue and associated margin, but generated favorable cost absorption as inventory levels increased. Truck trailer volumes decreased 10 percent compared to the first quarter of 2016 but increased by 5 percent compared to the fourth quarter of 2016, the first sequential increase in four quarters. These decreases were partially offset by a 3 percent increase in building and construction volumes;

▪	favorable scrap spreads resulting from rising aluminum prices and improved scrap availability increased segment Adjusted EBITDA approximately $4 million;

▪	improved rolling margins increased segment Adjusted EBITDA approximately $3 million; and

▪	higher labor and natural gas costs more than offset productivity and decreased segment Adjusted EBITDA approximately $3 million.
In addition to the factors above, segment income was impacted by a $3 million unfavorable variance in metal price lag.
Europe
Europe segment income increased to $38 million in the first quarter of 2017 from $33 million in the first quarter of 2016. Segment Adjusted EBITDA increased to $37 million in the first quarter of 2017 from $33 million in the first quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
improved operating performance and an improved mix of regional coil and sheet shipments more than offset a decrease in aerospace and automotive shipments, increasing segment Adjusted EBITDA approximately $3 million. Supply chain destocking resulted in a 6 percent decrease in aerospace volumes, while a shift in program timing led to a 7 percent decrease in automotive volumes;

▪	lower rolling margins and higher costs for hardeners decreased segment Adjusted EBITDA approximately $2 million;

▪	productivity gains increased segment Adjusted EBITDA approximately $1 million; and

▪	a stronger U.S. dollar had a favorable impact on margins and the translation of U.S. denominated working capital balances resulting in a $2 million increase in segment Adjusted EBITDA.

Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $1 million in both the first quarters of 2017 and 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	an increase in volumes and the ongoing improvement in mix of products sold toward higher aerospace volumes increased segment Adjusted EBITDA approximately $1 million;

▪	lower rolling margins decreased segment Adjusted EBITDA approximately $2 million; and

▪	stable productivity from continued strong operational performance improved segment Adjusted EBITDA approximately $1 million.
Potential Acquisition of Aleris Corporation
On August 29, 2016, Aleris Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zhongwang USA LLC (“Zhongwang USA”), Zhongwang Aluminum Corporation, a direct, wholly owned subsidiary of Zhongwang USA (“Merger Sub”), and the stockholders representative party thereto, pursuant to which Merger Sub will be merged with and into Aleris Corporation, on the terms and subject to the conditions set forth in the Merger Agreement, with Aleris Corporation as the surviving entity (the “Merger”). Upon consummation of the Merger, Aleris Corporation is expected to be a direct, wholly owned subsidiary of Zhongwang USA, which is expected to be indirectly beneficially owned by entities affiliated with Mr. Liu Zhongtian and other investors and financial institutions. Zhongwang USA has agreed to pay approximately $1.1 billion in cash, subject to adjustment, for the equity of Aleris Corporation and will assume certain of the Company’s outstanding indebtedness.
The Merger is subject to customary regulatory approvals, including the receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”), and other customary closing conditions. The Merger is not subject to a financing condition. As previously disclosed, following the initial filing of the CFIUS voluntary notice by Aleris Corporation and Zhongwang USA, CFIUS identified national security concerns with the Merger and invited Aleris Corporation and Zhongwang USA to withdraw and refile their notice in order to obtain additional time to provide additional information, including possible measures to mitigate these concerns. In February 2017, Aleris Corporation and Zhongwang USA withdrew their notice and intend to refile in the second quarter of 2017. The Merger is targeted to close in the second quarter of 2017. There can be no assurance that the Merger will be consummated in the second quarter of 2017 or at all. The Merger Agreement may be terminated by Aleris Corporation or Zhongwang USA on or before May 29, 2017.
Second Quarter Outlook
As discussed above, we estimate that segment income and Adjusted EBITDA for the second quarter of 2017 will be in line with the second quarter of 2016 and higher than the first quarter of 2017. In addition, pre-tax income will be impacted by higher start-up costs associated with the North America ABS project and higher interest expense associated with the additional $250 million of 9 ½% Senior Secured Notes issued in February 2017.

Conference Call and Webcast Information
Aleris will hold a conference call and webcast on May 4, 2017 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, the pending acquisition of Aleris Corporation by Zhongwang USA LLC (the “Merger”), future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to fulfill our substantial capital investment requirements; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (18) our ability to access credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; (21) risks related to the Merger, including the possibility that the Merger may not be consummated or that, if the Merger does close, our stockholders may not realize the anticipated benefits from the Merger; and (22) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended
	March 31, 2017	March 31, 2016
Revenues	$674.2	$662.5
Cost of sales	589.1	589.0
Gross profit	85.1	73.5
Selling, general and administrative expenses	53.2	50.3
Restructuring charges	0.4	0.8
Losses (gains) on derivative financial instruments	28.2	(1.0)
Other operating expense, net	1.0	0.4
Operating income	2.3	23.0
Interest expense, net	27.1	18.1
Other (income) expense, net	(0.3)	2.5
(Loss) income before income taxes	(24.5)	2.4
Provision for income taxes	10.7	8.7
Net loss	$(35.2)	$(6.3)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2017	March 31, 2016
Segment income:
North America	$24.2	$24.2
Europe	38.0	32.9
Asia Pacific	1.4	0.9
Total segment income	63.6	58.0

Depreciation and amortization	(25.7)	(26.3)
Other corporate general and administrative expenses	(12.4)	(13.1)
Restructuring charges	(0.4)	(0.8)
Interest expense, net	(27.1)	(18.1)
Unallocated (losses) gains on derivative financial instruments	(7.7)	9.2
Unallocated currency exchange losses	(0.1)	(0.1)
Start-up costs	(14.5)	(6.3)
Other expense, net	(0.2)	(0.1)
(Loss) income before income taxes	$(24.5)	$2.4

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2017	March 31, 2016
Metric tons of finished product shipped:
North America	114.8	119.8
Europe	79.7	82.0
Asia Pacific	5.5	4.9
Intra-entity shipments	(1.4)	(1.4)
Total metric tons of finished product shipped	198.6	205.3

Revenues:
North America	$351.6	$334.1
Europe	309.0	312.7
Asia Pacific	24.2	21.3
Intra-entity revenues	(10.6)	(5.6)
Consolidated revenues	$674.2	$662.5

Commercial margin(1):
North America	$143.3	$138.6
Europe	140.2	144.8
Asia Pacific	10.5	10.1
Total commercial margin(2)	$294.0	$293.5

Commercial margin per metric ton shipped:
North America	$1,247.7	$1,156.6
Europe	1,759.7	1,766.4
Asia Pacific	1,906.8	2,066.8

Segment Adjusted EBITDA(1):
North America	$23.3	$20.7
Europe	37.3	32.6
Asia Pacific	0.9	0.9
Corporate	(9.7)	(9.7)
Total Adjusted EBITDA	$51.8	$44.5

Segment Adjusted EBITDA per metric ton shipped:
North America	$202.6	$172.9
Europe	467.8	397.9
Asia Pacific	170.3	180.9
Aleris Corporation	260.9	216.8

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	March 31, 2017	December 31, 2016
Current Assets
Cash and cash equivalents	$74.6	$55.6
Accounts receivable (net of allowances of $7.0 and $7.6 at March 31, 2017 and December 31, 2016, respectively)	271.3	218.7
Inventories	610.2	538.9
Prepaid expenses and other current assets	36.6	33.4
Total Current Assets	992.7	846.6
Property, plant and equipment, net	1,375.2	1,346.0
Intangible assets, net	36.3	36.8
Deferred income taxes	91.9	88.3
Other long-term assets	67.6	72.2
Total Assets	$2,563.7	$2,389.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$294.1	$246.6
Accrued liabilities	224.6	201.4
Current portion of long-term debt	28.5	27.7
Total Current Liabilities	547.2	475.7
Long-term debt	1,564.8	1,438.5
Deferred income taxes	9.2	2.8
Accrued pension benefits	159.8	158.4
Accrued postretirement benefits	33.6	34.2
Other long-term liabilities	63.2	63.7
Total Long-Term Liabilities	1,830.6	1,697.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,989,712 and 31,904,250 shares issued at March 31, 2017 and December 31, 2016, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	427.5	428.0
Retained (deficit) earnings	(28.0)	11.8
Accumulated other comprehensive loss	(213.9)	(223.5)
Total Equity	185.9	216.6
Total Liabilities and Equity	$2,563.7	$2,389.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2017	March 31, 2016
Operating activities
Net loss	$(35.2)	$(6.3)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	25.7	26.3
Provision for deferred income taxes	6.1	3.3
Stock-based compensation expense	0.6	1.7
Unrealized losses (gains) on derivative financial instruments	7.8	(9.2)
Amortization of debt issuance costs	0.8	1.6
Other	1.0	—
Changes in operating assets and liabilities:
Change in accounts receivable	(50.4)	(55.9)
Change in inventories	(66.9)	5.1
Change in other assets	(0.6)	4.3
Change in accounts payable	43.8	46.1
Change in accrued liabilities	28.7	(5.8)
Net cash (used) provided by operating activities	(38.6)	11.2
Investing activities
Payments for property, plant and equipment	(62.6)	(122.0)
Other	(0.4)	(0.1)
Net cash used by investing activities	(63.0)	(122.1)
Financing activities
Proceeds from revolving credit facilities	159.5	110.0
Payments on revolving credit facilities	(294.5)	(0.2)
Proceeds from senior secured notes, inclusive of premiums	263.8	—
Net payments on other long-term debt	(2.3)	(0.3)
Debt issuance costs	(1.8)	(0.4)
Other	(1.2)	(0.4)
Net cash provided by financing activities	123.5	108.7
Effect of exchange rate differences on cash and cash equivalents	0.6	1.9
Net increase (decrease) in cash, cash equivalents and restricted cash	22.5	(0.3)
Cash, cash equivalents and restricted cash at beginning of period	55.6	62.2
Cash, cash equivalents and restricted cash at end of period	$78.1	$61.9

Cash and cash equivalents	$74.6	$61.9
Restricted cash (included in Other current assets)	3.5	—
Cash, cash equivalents and restricted cash	$78.1	$61.9

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows (Used) Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2017	March 31, 2016
Adjusted EBITDA	$51.8	$44.5
Unrealized (losses) gains on derivative financial instruments	(7.8)	9.2
Restructuring charges	(0.4)	(0.8)
Unallocated currency exchange gains on debt	—	0.1
Stock-based compensation expense	(0.6)	(1.7)
Start-up costs	(14.5)	(6.3)
Favorable metal price lag	2.1	3.8
Other	(2.3)	(2.0)
EBITDA	28.3	46.8
Interest expense, net	(27.1)	(18.1)
Provision for income taxes	(10.7)	(8.7)
Depreciation and amortization	(25.7)	(26.3)
Net loss	(35.2)	(6.3)
Depreciation and amortization	25.7	26.3
Provision for deferred income taxes	6.1	3.3
Stock-based compensation expense	0.6	1.7
Unrealized losses (gains) on derivative financial instruments	7.8	(9.2)
Amortization of debt issuance costs	0.8	1.6
Other	1.0	—
Change in operating assets and liabilities:
Change in accounts receivable	(50.4)	(55.9)
Change in inventories	(66.9)	5.1
Change in other assets	(0.6)	4.3
Change in accounts payable	43.8	46.1
Change in accrued liabilities	28.7	(5.8)
Net cash (used) provided by operating activities	$(38.6)	$11.2

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2017	March 31, 2016
North America
Segment income	$24.2	$24.2
Favorable metal price lag	(0.9)	(3.4)
Segment Adjusted EBITDA (1)	$23.3	$20.7

Europe
Segment income	$38.0	$32.9
Favorable metal price lag	(0.7)	(0.3)
Segment Adjusted EBITDA (1)	$37.3	$32.6

Asia Pacific
Segment income	$1.4	$0.9
Favorable metal price lag	(0.5)	—
Segment Adjusted EBITDA (1)	$0.9	$0.9

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2017	March 31, 2016
North America
Revenues	$351.6	$334.1
Hedged cost of metal	(207.4)	(192.1)
Favorable metal price lag	(0.9)	(3.4)
Commercial margin	$143.3	$138.6

Europe
Revenues	$309.0	$312.7
Hedged cost of metal	(168.1)	(167.6)
Favorable metal price lag	(0.7)	(0.3)
Commercial margin	$140.2	$144.8

Asia Pacific
Revenues	$24.2	$21.3
Hedged cost of metal	(13.2)	(11.2)
Favorable metal price lag	(0.5)	—
Commercial margin	$10.5	$10.1

Aleris Corporation
Revenues	$674.2	$662.5
Hedged cost of metal	(378.1)	(365.3)
Favorable metal price lag	(2.1)	(3.8)
Commercial margin	$294.0	$293.4